Exhibit 99.1

Quantum Materials Secures Funding to Initiate Expanded Tetrapod Quantum Dot Production

SAN MARCOS, Texas, Feb. 6, 2014 – Quantum Materials Corp. (OTCQB:QTMM) announced today that it has closed on funding necessary to acquire and deploy automated equipment for significantly increased Tetrapod Quantum Dot (TQD) production.

According to Quantum Materials Chairman and CEO Stephen B. Squires, “It is gratifying to progress into scaled TQD production and we look forward to positioning Quantum Materials to meet the anticipated market quantity requests for our engineered spectrum Tetrapod Quantum Dots.”

This enabling investment has been made by the Central Texas based partnerships Carson Diversified Investments LP and Carson Haysco Holdings LP.   Representing the two groups, W.C. Carson commented,“We feel that Quantum Material's production methodology and design produces a material that is uniquely superior in form and function to other nanocrystals currently being utilized in industry and evaluated for application.  It’s too often that innovative technology gets stuck in the lab, so we are pleased to facilitate the equipment acquisition to eliminate a significant barrier to entry for QMC.  We look forward to continuing our support of the company as its Tetrapod Quantum Dots progress toward adoption and large-scale manufacturing.”

Squires added, “As part of our ongoing discussions with industry participants in a number of quantum dot fields, we have made projections that this secured production capacity can fulfill demand for several joint development collaborations, expanded sales for niche markets and new evaluation, as well supply for in-house R&D needs.”

In addition to manufacturing TQD’s engineered to specific lighting, display and medical applications for leading manufacturers worldwide, Quantum Materials is also researching and developing TQD-infused films for medical devices, solid state lighting applications, electronic displays and quantum dot solar cells.

About Quantum Materials Corp.

Quantum Materials Corp. develops and manufactures Tetrapod Quantum Dots for use in medical, display, solar energy and lighting applications through its patent pending volume production process. Quantum dot semiconductors enable a new level of engineered performance in a wide array of established consumer and industrial products. QMC's volume manufacturing methods enable consistent QD quality and scalable cost reductions to drive innovative discovery to commercial success. (http://www.qmcdots.com)

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's EDGAR System at http://www.sec.gov/ or www.QMCdots.com. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact:

Art Lamstein
Director of Marketing
Quantum Materials Corp.
415.609.4969
artlamstein@QMCdots.com

Media:

Rich Schineller
941.780.8100
rich@prmgt.com